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                                                                    EXHIBIT 99.1


                                  NEWS RELEASE

          HEXCEL CORPORATION, 281 TRESSER BOULEVARD, STAMFORD, CT 06901
                                 (203) 969-0666

                                           CONTACTS   FINANCIAL:
                                                      STEPHEN C. FORSYTH
                                                      203-969-0666 EXT. 425
                                                      STEPHEN.FORSYTH@HEXCEL.COM

                                                      MEDIA:
                                                      MICHAEL W. BACAL
                                                      203-969-0666 EXT. 426
                                                      MICHAEL.BACAL@HEXCEL.COM


                  HEXCEL CORPORATION'S CHIEF EXECUTIVE OFFICER
                            STEPS DOWN DUE TO ILLNESS

STAMFORD, CT, April 27, 2001 - Hexcel Corporation (NYSE/PCX: HXL) today announced that its chairman and chief executive officer, John J. Lee, has been diagnosed with cancer and is stepping down as chief executive officer to pursue a course of medical treatment prescribed by his physicians. Mr. Lee said "I will need to devote a substantial amount of my time and energy to treatment of my
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condition. The board of directors and I felt that the appropriate response would be for me to relinquish my duties as CEO but remain engaged as chairman of the board to assist the Company in making the necessary transition following my departure."

As an interim measure and to assist the senior management during the transition, the board has asked two directors, Martin L. Solomon and Sanjeev K. Mehra, to act in their capacity as directors as an office of the chief executive until a successor CEO is appointed. Mr. Solomon has been a director since 1996 and Mr. Mehra joined the board in December 2000 in connection with the purchase by an affiliate of Goldman Sachs & Co. of a 39% interest in the Company.

In addition, the board established a search committee to begin the process of evaluating potential CEO candidates including current members of the Company's senior management.

                                     *  *  *

Hexcel Corporation is the world's leading advanced structural materials company. It designs, manufactures and markets lightweight, high reinforcement products, composite materials and engineered products for use in commercial aerospace, space and defense, electronics, general industrial, and recreation applications.